Exhibit 5

BAKER & DANIELS LLP

300 NORTH MERIDIAN STREET, SUITE 2700

INDIANAPOLIS, INDIANA 46204

Tel: 317.237.0300

Fax: 317.237.1000

www.bakerdaniels.com

October 31, 2005

WellPoint, Inc.

120 Monument Circle

Indianapolis, Indiana 46204

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to WellPoint, Inc., an Indiana corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”), registering one additional share of the Company’s Common Stock, par value $0.01 per share (the “Share”), issuable pursuant to the Anthem 401(k) Long-Term Savings Investment Plan (the “Plan”).

In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

Based on the foregoing, we are of the opinion that the Share has been duly authorized and, when the Registration Statement shall have become effective and the Share has been issued in accordance with the Plan, the Share will be validly issued, fully paid and nonassessable.

Our opinion expressed above is limited to the federal law of the United States and the law of the State of Indiana.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/    Baker & Daniels LLP